Exhibit 1.(5)(c)     Specimen Policy Free-Look Endorsement

POLICY ENDORSEMENT

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ISSUED BY GREAT-WEST LIFE & ANNUITY  INSURANCE  COMPANY AS PART OF THE POLICY TO
WHICH IT IS ATTACHED. THE PROVISIONS OF THE POLICY APPLY TO THIS ENDORSEMENT UNLESS OTHERWISE STATED HEREIN.

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I. This  endorsement  provides  the Owner  with a return of Expense  Charge,  as described in the provision below, if the policy is surrendered within the first 4 policy years.

RETURN OF EXPENSE CHARGE

If the policy is surrendered for the Surrender Benefit within the first four policy years, the Company will return a percentage of the Expense Charge. This percentage will be based on the Premium that had been paid within 12 months prior to the date the surrender Request was received at our Corporate Headquarters. This amount will be in addition to the Surrender Benefit.

The Return of Expense Charge is based on the following:

        Policy Year   Premium Returned
        -----------   ----------------
        Year 1               4%
        Year 2               3%
        Year 3               2%
        Year 4               1%
        Year 5 +             0%

II. This endorsement changes the Policy's Free Look Period such that the Owner bears the investment risk during the Free Look Period.

The Free Look Period provision shown on the front cover of the policy is replaced with the following language:

FREE LOOK PERIOD

10 DAY RIGHT TO EXAMINE POLICY: IF NOT SATISFIED WITH THE POLICY, RETURN IT TO THE COMPANY OR AN AUTHORIZED REPRESENTATIVE WITHIN 10 DAYS OF RECEIVING IT. THE POLICY WILL THEN BE DEEMED VOID FROM THE START, AND THE COMPANY WILL REFUND THE POLICY VALUE ACCOUNT. DURING THE FREE LOOK PERIOD, THE CASH VALUE WILL BE ALLOCATED IN THE INVESTMENT DIVISIONS AS SPECIFIED IN THE APPLICATION.

The Allocation of Premiums provision shown on policy page 8 is replaced with the following language:

ALLOCATION OF PREMIUMS

During the Free Look Period, Premiums will be allocated effective upon the Transaction Date to one or more of the Investment Division(s) selected on the application. During the Free Look Period, the Owner may Transfer all or a portion of the Policy Value Account among the Investment Divisions currently offered by the Company.

Any returned policy will be void from the date we issued the policy and we will refund your Policy Value Account. This amount may be higher or lower than the Premiums paid, which means the Owner bears the investment risk during the Free Look Period.

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Signed for Great-West Life & Annuity  Insurance Company on the Issue Date of the
policy (unless a different Issue Date is shown here).

                                            W.T. McCallum,
                                          President and Chief Executive Officer